Exhibit 99.1

News

January 23, 2004	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Andrea Chancellor
918-588-7570

ONEOK names Curtis Dinan

vice president and chief accounting officer

Tulsa, Okla. — ONEOK, Inc. (NYSE:OKE) today announced Curtis Dinan will become vice president and chief accounting officer of ONEOK, Inc. and all divisions and subsidiaries.

Dinan, 36, will report to Jim Kneale, senior vice president, chief financial officer and treasurer. Dinan comes to ONEOK from the Tulsa office of Grant Thornton LLP, where he served as assurance and business advisory partner. He has spent 15 years in public accounting working with numerous public energy companies.

A graduate of Drury University, Dinan holds a Bachelor of Arts degree in accounting and business administration. He is a Certified Public Accountant.

Beverly Monnet will continue as vice president and controller of ONEOK and report to Dinan along with SEC reporting, financial planning and income tax compliance.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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